Exhibit 4.1

REPERTORIO Nº 1.077/2011                         vor.-

&&&
CONTRATO DE OPCION UNILATERAL

&&&

CRISTIÁN MARCELO ARAVENA CAULLAN

CON

MINERA SAMEX CHILE S A

&&&
=======================================

En Copiapó, República de Chile a veintiocho de  Junio  de  dos  mil once, ante mí, HERNAN  CAÑAS  VALDES, Abogado, Notario Público y Conservador de Minas  Titular  de  esta  Provincia  con  oficio  en calle  O”Higgins  número  seiscientos  setenta  y  seis,  Comparecen: doña ADDA SILVYA DINORAH ARAVENA JIMÉNEZ, chilena, casada, abogado, cédula nacional de identidad número cuatro millones cuatrocientos veinte y siete mil cuatrocientos trece guión dos, en representación según se acredita de don CRISTIAN MARCELO ARAVENA CAULLAN, chileno, soltero, empleado, mayor de edad, cédula nacional de identidad número doce millones doscientos treinta y ocho mil ciento cincuenta y dos guión ocho, ambos con domicilio en Copayapu número dos mil setecientos cuarenta  y uno, Villa El Dorado casa diez, Copiapó, de ahora en adelante e indistintamente conocida como el Oferente, por una parte, y por la otra don MANUEL ANTONIO ÁVALOS PUGA, chileno, divorciado, ingeniero, cédula nacional de identidad número siete millones trescientos setenta y cuatro mil seiscientos ochenta y nueve guión dos, en representación como se acredita de MINERA SAMEX CHILE S A., Rol Único Tributario noventa y nueve millones quinientos dos mil setecientos setenta guión cuatro, ambos con domicilio Avenida Juan Martínez seiscientos cuarenta, Copiapó, de ahora en adelante también denominada e indistintamente como Beneficiaria, los comparecientes mayores de edad, quienes acreditan su identidad con las cédulas citadas y exponen: Que las partes vienen en celebrar el siguiente Contrato de Opción Unilateral de Venta de Concesiones Mineras, en adelante e indistintamente el “Contrato”, de conformidad a lo que disponen los artículos ciento sesenta y nueve y demás aplicables del Código de Minería.  CLAUSULA PRIMERA: Concesiones Mineras en Trámite de Constitución –derechos reales inmuebles de manifestación inscrita- propiedad de don  CRISTIAN MARCELO ARAVENA CAULLAN, de ahora en adelante también denominadas para efectos del presente contrato como las propiedades mineras. Uno.- Trueno I Uno al Treinta, ubicado en la Quebrada El Molle, Comuna y Provincia de Copiapó, Tercera Región cuya manifestación rola inscrita a fojas mil novecientos treinta y ocho número mil quinientos tres, del Registro de Descubrimientos del Conservador de Minas de Copiapó, correspondiente al año dos mil diez. Dos.- Trueno II Uno al Treinta, ubicada en la Quebrada El Molle, Comuna y Provincia de Copiapó, Tercera Región, cuya manifestación rola inscrita a fojas mil novecientos treinta y nueve vuelta número mil quinientos cuatro, del Conservador de Minas de Copiapó, correspondiente al año dos mil diez. Tres.- Trueno III Uno al Treinta, ubicada en la Quebrada El Molle, Comuna y Provincia de Copiapó, Tercera Región, cuya manifestación rola inscrita a fojas mil novecientos cuarenta y uno vuelta número mil quinientos cinco, del Conservador de Minas de Copiapó, correspondiente al año dos mil diez. Cuatro.- Trueno IV Uno al Treinta, ubicada en la Quebrada El Molle, Comuna y Provincia de Copiapó, Tercera Región, cuya manifestación rola inscrita a fojas mil novecientos cuarenta y tres número mil quinientos seis, del Conservador de Minas de Copiapó, correspondiente al año dos mil diez. Cinco.- Trueno V Uno al Treinta, ubicada en la Quebrada El Molle, Comuna y Provincia de Copiapó, Tercera Región, cuya manifestación rola inscrita a fojas mil novecientos cuarenta y cinco número mil quinientos siete, del Conservador de Minas de Copiapó, correspondiente al año dos mil diez. Seis.- Trueno VI Uno al Treinta, ubicada en la Quebrada El Molle, Comuna y Provincia de Copiapó, Tercera Región, cuya manifestación rola inscrita a fojas mil novecientos cuarenta y seis vuelta número mil quinientos ocho, del Conservador de Minas de Copiapó, correspondiente al año dos mil diez. Siete.- Trueno VII Uno al Treinta, ubicada en la Quebrada El Molle, Comuna y Provincia de Copiapó, Tercera Región, cuya manifestación rola inscrita a fojas mil novecientos cuarenta y ocho vuelta número mil quinientos nueve, del Conservador de Minas de Copiapó, correspondiente al año dos mil diez. Ocho.- Trueno VIII Uno al Treinta, ubicada en la Quebrada El Molle, Comuna y Provincia de Copiapó, Tercera Región, cuya manifestación rola inscrita a fojas mil novecientos cincuenta número mil quinientos diez, del Conservador de Minas de Copiapó, correspondiente al año dos mil diez. Nueve.- Trueno IX Uno al Treinta, ubicada en la Quebrada El Molle, Comuna y Provincia de Copiapó, Tercera Región, cuya manifestación rola inscrita a fojas mil novecientos cincuenta y dos número mil quinientos once, del Conservador de Minas de Copiapó, correspondiente al año dos mil diez. Diez.- Trueno X Uno al Veinte, ubicada en la Quebrada El Molle, Comuna y Provincia de Copiapó, Tercera Región, cuya manifestación rola inscrita a fojas mil novecientos cincuenta y tres vuelta número mil quinientos doce, del Conservador de Minas de Copiapó, correspondiente al año dos mil diez. CLAUSULA TERCERA: Por el presente acto, el oferente declara expresamente que las propiedades mineras en trámite de constitución singularizadas en la cláusula precedente, le pertenecen, que son de su exclusivo dominio, libre de todo embargo, prohibición, hipotecas, contratos de opción, juicios pendientes, como asimismo libres de cualquier gravamen o impedimento que afecte su libre uso y disposición. Asimismo declara que, las propiedades mineras antes señaladas se encuentran legalmente en trámite de constitución sujeta a la legalidad vigente, con su tasa de manifestación y primera patente proporcional enteradas en tiempo y forma, estando pendiente de pago la patente anual período dos mil once dos mil doce, que serán pagadas por MINERA SAMEX CHILE S A., como parte del precio del presente contrato, siendo parte del primer pago a la fecha de la presente escritura pública.   CLAUSULA CUARTA: opción de Compra.  En virtud del presente acto, el oferente por medio de su representante viene en otorgar a MINERA SAMEX CHILE  S.A., una opción de compra en los términos del artículo ciento sesenta y nueve del Código de Minería, y le ofrece irrevocablemente vender, ceder y transferir la totalidad de las concesiones mineras en trámite de constitución y una vez constituidas las mismas, todas ya singularizadas en la cláusula Primera de esta escritura, en el plazo, precio, forma de pago, modalidades, condiciones y formalidades y demás cláusulas que a continuación se expresan, y que don MANUEL ANTONIO ÁVALOS PUGA en la representación que inviste de MINERA SAMEX CHILE S.A., viene en aceptar expresamente en este acto.  La opción de compra y oferta de venta de la totalidad de las concesiones mineras en trámite de constitución y que se constituyan que contiene este instrumento se otorga en el carácter de irrevocable, de manera que el Oferente no podrá arrepentirse ni retractarse de su oferta. Por su parte, el eventual ejercicio de la opción podrá ser parcial de la misma por parte de MINERA SAMEX CHILE S.A. Para los efectos mencionados, el Oferente, desde luego y por el presente instrumento expresa su consentimiento para la eventual compraventa de dichas propiedades mineras. MINERA SAMEX CHILE S.A., por su parte, en este acto declara recibida la oferta y opción de compra y se reserva la facultad de ejercerla libremente en el plazo y en las condiciones estipuladas en el presente Contrato. Mientras se encuentre vigente el derecho de opción que da cuenta este instrumento, MINERA SAMEX CHILE S.A., no podrá realizar ninguna actividad de extracción comercial de minerales, ni comercializar los minerales que provengan de las propiedades mineras que da cuenta el presente Contrato.  Antes de ejercer el derecho de opción que da cuenta este Contrato y mientras ésta se encuentre vigente, MINERA SAMEX CHILE S.A., estará facultada para conducir trabajos de prueba de minerales y obtener muestras en bruto para efectuar pruebas, y ensayes en planta de terceros o piloto, tendiente a confirmar los eventuales procesos que se utilizarán en la explotación de los minerales extraídos de las propiedades mineras materia de este contrato. CLAUSULA QUINTA: Plazo para Ejercer la Opción. La opción de compra ofrecida en el presente Contrato se otorga por el plazo que corre a contar de la fecha de este instrumento, hasta el día treinta y uno de enero del año dos mil trece  En cualquier tiempo, dentro de dicho plazo, MINERA SAMEX CHILE S.A., podrá manifestar su voluntad de aceptar o desechar la oferta de venta de las mencionadas concesiones mineras en trámite de constitución y las mismas una vez constituidas, siendo facultativo para ella dar o no dicha aceptación, pero debiendo ceñirse en dicho acto a los términos y condiciones que se expresan en el presente Contrato.  En caso de que MINERA SAMEX CHILE S.A., opte por ejercer la opción de compra de las propiedades Mineras ofrecidas dentro del plazo indicado, deberá manifestarlo así mediante escritura pública de aceptación otorgada ante el mismo Notario que autoriza este Contrato, o ante quien lo suceda, reemplace o subrogue a cualquier título, dentro del plazo señalado en la presente cláusula.  En caso de que MINERA SAMEX CHILE S.A., manifieste su voluntad de ejercer la opción de compra propuesta, y para el evento de encontrarse pendiente de pago de una o más cuotas que se establece en esta escritura, simultáneamente con  la suscripción de la escritura de aceptación deberá entregar al Notario respectivo los vale vistas endosables, tomados a favor del Oferente, o del representante que éste designe, por la cantidad de dinero representativo de la totalidad del precio de opción de compra pendiente de pago, con la instrucción de entregárselo al Oferente, contra la firma de la correspondiente escritura pública de recibo y la exhibición de un certificado expedido por el Conservador de Minas de Copiapó, ambos documentos de cargo de MINERA SAMEX CHILE S.A., que acredite encontrarse inscritas a favor de MINERA SAMEX CHILE S.A., o de su cesionaria, las propiedades mineras en trámite de constitución y que se constituyan singularizadas en la cláusula Primera del presente Contrato, libre de toda hipoteca y gravámenes, prohibiciones e interdicciones y litigios.  Asimismo, MINERA SAMEX CHILE S.A., comunicará al Oferente, mediante carta certificada enviada a través de un Notario, a más tardar dentro de los siete días siguientes de otorgada la escritura de aceptación, de su decisión de haber ejercido la oferta. Para la validez de la aceptación, el Notario que autorice la escritura de aceptación deberá dejar constancia en ella de haber recibido para su entrega al Oferente de los vales vistas referidos precedentemente. Por el sólo hecho de suscribir MINERA SAMEX CHILE S.A., o su cesionaria, la referida escritura pública de aceptación, se entenderá perfeccionada la compraventa, entendiéndose que ella está formada por este Contrato de Opción y dicha escritura de aceptación.  CLAUSULA SEXTA: Precio de la Compraventa Ofrecida: El precio por la compraventa de las concesiones mineras en trámite de constitución y que lleguen a constituirse (Cláusula Primera de este instrumento), será el siguiente, que se paga y pagará conforme a plazos, condiciones y modalidades que se expresa: Seis Uno.- MINERA SAMEX CHILE S.A., paga en este acto al oferente para quien acepta y declara recibir a su más entera satisfacción su representante, la suma de SESENTA MIL DÓLARES del los Estados Unidos de Norteamérica, equivalente en pesos moneda nacional a la suma de VEINTE Y SIETE MILLONES NOVECIENTOS SIETE MIL OCHOCIENTOS PESOS. Además MINERA SAMEX CHILE S.A., pagará como parte de esta primera cuota la suma de veintitrés mil ochocientos setenta y dos dólares de los Estados Unidos de Norteamérica, equivalente en pesos monada nacional a la suma de  once millones ciento tres mil quinientos veinte pesos, las patentes mineras que amparan las propiedades mineras objeto de este contrato por el período dos mil once y dos mil doce. Seis Dos.- MINERA SAMEX CHILE S.A., pagará al oferente al día treinta y uno de enero del año dos mil doce, la suma de cien mil dólares de los Estados Unidos de Norteamérica, en su equivalente al dólar observado del Banco Central de Chile, sujeto a las siguientes condiciones no copulativas: A.- Que el abogado de MINERA SAMEX CHILE S.A., Sergio Vergara de la Guarda apruebe conforme a derecho, los títulos de las propiedades mineras  materia de este contrato. B.- En el evento de que no se puedan constituir la totalidad de las concesiones por caducidades o nulidades o cualquier vicio o causal imputable al Oferente,  el valor de la segunda cuota se reducirá a cero dólar, En el evento que  se deban efectuar reducciones por encontrarse las propiedades superpuestas a otras propiedades anteladas de terceros, esta cuota  se reducirá proporcionalmente al número de hectáreas obligada a reducir. A modo de ejemplo: si se pierde el diez por ciento de las propiedades mineras, el precio de la opción se reducirá en nueve mil dólares de los Estados Unidos de Norteamérica por cada diez por ciento perdido, siempre que se imputable al oferente y así sucesivamente las rebajas, es decir, de nueve mil dólares por cada diez por ciento.  No procederá la reducción de esta cuota si Minera Samex Chile S.A. decide, sin causa alguna reducir voluntariamente la superficie de las pertenencias.  Seis Tres.- Con la suma de noventa mil dólares del Estados Unidos de Norteamérica en su equivalente en moneda nacional según dólar observado del Banco Central de Chile, al día treinta y uno de enero del año dos mil trece, salvo en el evento de acaecer lo establecido en la letra B) del punto Seis Dos de la presente cláusula. CLAUSULA SEPTIMA:  Renuncia a Ejercer la Opción.  Si la Beneficiaria no manifestare su voluntad de aceptar la oferta propuesta, dentro del plazo que vence el día treinta y uno de enero del año dos mil trece; o si mediante escritura pública manifestare expresamente su voluntad de no perseverar en el Contrato de opción; o si no pagare oportuna e íntegramente una cualquiera de las cuotas del precio contempladas en la cláusula Seis y el Oferente comunicare por escrito a MINERA SAMEX CHILE S.A., la situación de no pago de la referida cuota y ésta no se pagare dentro de un plazo de treinta días desde la fecha del despacho de la comunicación, la opción de compra y la oferta irrevocable formuladas en este instrumento, quedarán ipso facto sin efecto y, desde ya, MINERA SAMEX CHILE S.A., renuncia a pedir devolución de cualquier cantidad de dinero que hubiere pagado al Oferente como parte del precio, quedando aquellas a beneficio del Oferente a título de indemnización de todo y cualquier perjuicio.  En este evento, en consecuencia, MINERA SAMEX CHILE S.A., no estará obligada a pagar al Oferente las cantidades o cuotas no pagadas del precio de la opción de compra ofrecida, establecidas en la cláusula Seis Puntos Dos y Tres que aún no se hubieren hecho exigible.  En ese mismo caso, se procederá al alzamiento inmediato de todas las prohibiciones y gravámenes que se hayan constituido en razón de este Contrato, sin más trámite que la exhibición al Conservador de Minas respectivo de la escritura pública de la declaración correspondiente; o de un certificado del Notario que sirva este oficio que acredite haber transcurrido los plazos estipulados sin haber la Beneficiaria aceptado la oferta y ejercido la opción, o bien sin haber pagado una cualesquiera de las cuotas de la opción convenida en la cláusula Seis Puntos Dos y Tres anterior. El no pago de cualquiera de las cuotas indicadas producirá la caducidad de la opción, luego de los treinta días señalados al inicio de la presente cláusula. Para tales efectos las partes estan de acuerdo, que a petición del  Oferente, el Notario que autoriza, su suplente o sucesor, deberá otorgar un certificado que acredite el hecho que la Beneficiaria  no  ha consignado el vale vista destinado a pagar la cuota correspondiente. Dicho certificado será instrumento suficiente para alzar y cancelar las inscripciones, que con motivo u ocasión del presente contrato se hubieren efectuado en el Conservador de Minas de correspondiente. Las partes facultan al portador del  referido certificado para requerir del Conservador de Minas correspondiente que alce y cancela la inscripción que de este contrato se efectúe en el Registro de Hipoteca y Gravámenes y alce y cancele las prohibiciones voluntarias de gravar y enajenar que la Oferente constituye en la cláusula décimo primera de este instrumento.  Asimismo, en caso de que este contrato terminare por cualquier razón, MINERA SAMEX CHILE S.A., transferirá las concesiones mineras en trámite de constitución y que se constituyan al oferente. También MINERA SAMEX CHILE S.A., o su cesionaria estará obligada a transferir dentro de un período de sesenta días las concesiones mineras que se encuentren en trámite de constitución o constituidas de su propiedad que abarquen las propiedades mineras materias de este contrato de opción. Por el presente instrumento, asimismo, el oferente, se compromete por medio de su mandataria estrictamente a no iniciar nuevos pedimentos y manifestaciones, que abarquen total o parcialmente las propiedades mineras singularizadas en las cláusulas Primera del presente instrumento, como a informar y posteriormente traspasar a MINERA SAMEX CHILE S.A., cualquiera concesión minera en trámite de constitución no informada y que abarque total o parcialmente las propiedades mineras materia de este acto jurídico.   CLAUSULA OCTAVA:  Tipo de Cambio.  Para todos los efectos del pago de las sumas estipuladas en este instrumento la equivalencia del dólar será la que indique el Banco Central de Chile para el Dólar Observado vigente al día anterior hábil a cualquier día de pago a que se refiere el presente Contrato.  Si dicho tipo de cambio no existiere la equivalencia del dólar será determinada de acuerdo al tipo de cambio que lo reemplace o que refleje en mejor forma la paridad cambiaria entre el dólar americano y el peso chileno.  CLAUSULA NOVENA:  Cesión del Contrato. La Beneficiaria estará facultada para ceder sus derechos en el presente Contrato o transferir, asociarse o de cualquier forma disponer en todo o parte de sus derechos en este Contrato a un tercero, siempre que el cesionario de tales derechos declare en el contrato que sirve de título a su adquisición, que cumplirá exactamente las mismas y todas las obligaciones que el cedente ha contraído en virtud de este Contrato, en los mismos términos y como si este Contrato hubiere sido celebrado por el cesionario y comprometiéndose a imponer iguales obligaciones a cualquier cesionario posterior.  En la medida que se mantengan vigentes los derechos y garantías a favor del  Oferente establecidos en el presente Contrato, el Oferente no podrá negarse a concurrir a la escritura pública de cesión del presente Contrato.  CLAUSULA DECIMO:  Forma de Venta y Saneamiento.  Las propiedades mineras materia de esta contrato –derechos reales inmuebles de manifestación inscrita- se venden como cuerpo cierto, en el estado en que actualmente se encuentran, con todos sus usos, costumbres, derechos y servidumbres activas y pasivas, libres de hipotecas, gravámenes, prohibiciones, litigios, embargos, contratos de compraventa de minerales in situ, arrendamientos, o cualquiera otra clase de actos o contratos, gravámenes, derechos reales y personales que impidan el libre uso, goce, disposición y entrega de las propiedades mineras singularizadas en la cláusula Primera como así también las que se constituyan a futuro en las áreas de interés del presente contrato conforme a declaración del Oferente. El Oferente responderá del saneamiento en conformidad a la Ley. CLAUSULA DECIMO PRIMERA: Prohibiciones. El Oferente, debidamente representado, constituye a favor de Minera Samex Chile S A., prohibición voluntaria de gravar, enajenar y celebrar actos y contratos respecto de las propiedades mineras singularizadas en la cláusula Primera de este Contrato sin el consentimiento previo, expreso y por escrito de MINERA SAMEX CHILE S.A., cuyas inscripciones en el Registro de Prohibiciones del Conservador de Minas respectivo podrán ser requeridas por el portador de copia autorizada de esta escritura. Lo anterior es sin perjuicio de la inscripción del presente Contrato en el Registro de Hipotecas y Gravámenes conforme lo previsto en el artículo ciento sesenta y nueve del Código de Minería.     CLAUSULA DECIMO SEGUNDA: Permisos. El Oferente confiere en este acto poder suficiente a MINERA SAMEX CHILE S.A., y en especial al abogado don Sergio Vergara de la Guarda, cédula nacional de identidad número siete millones cincuenta y cuatro mil novecientos setenta y dos guión siete para que en nombre del Oferente se encuentre facultado para tramitar y obtener a su exclusivo costo y cargo los permisos que, en cumplimiento de las normas legales o bien, por considerarlo necesario para el desarrollo de las exploraciones, deba solicitar, ya sea de acuerdo a la legislación minera, ambiental o cualquier otra. En especial el Oferente le confiere poder para solicitar cambio de uso de suelo y tramitar servidumbres mineras en especial las de tránsito y ocupación. MINERA SAMEX CHILE S.A., deberá informar al Oferente de todos y cada uno de los permisos que obtenga durante la vigencia del presente Contrato, dentro de los quince días siguientes a su obtención. En el evento de que se hiciera efectiva la opción de compra, todos los derechos y obligaciones que las leyes le exigieren al Oferente con motivo de los permisos, serán adquiridos por Minera Samex Chile S A., sin costo, desde el momento en que se otorgue la escritura de aceptación.   CLAUSULA DECIMO TERCERA: Domicilio de las Partes. Para todos los efectos del Contrato de que da cuenta este instrumento, especialmente para los efectos de toda comunicación que deba practicarse en ejecución del mismo, las partes designan domicilio especial en la ciudad y comuna de Copiapó, y específicamente:  a) MINERA SAMEX CHILE S.A., designa domicilio en Juan Martínez seiscientos cuarenta, Copiapó. Atención: señor Manuel Ávalos Puga, correo electrónico samexchile@vtr.net b) Oferente designa domicilio Copayapu dos mil setecientos cuarenta y uno, Villa El Dorado casa diez, Copiapó atención: señora Adda Aravena Jiménez, correo electrónico adda.aravena@gmail.com Todo requerimiento, comunicación o notificación que alguna de las partes debiere o pudiere efectuar, se realizará por intermedio de carta certificada, dirigida por intermedio de un Notario Público a los domicilios antes señalados, entendiéndose que el requerimiento, comunicación o notificación es oportuna por el solo hecho de despacharse la carta certificada dentro del plazo u oportunidad que se hallen establecidos en este Contrato. CLAUSULA DECIMO CUARTA: Arbitraje. Todas las dudas o controversias que se produzcan entre las partes con motivo del presente Contrato y que se refieran directa o indirectamente a la ejecución, validez, interpretación, implementación, nulidad, pagos, y en especial a la aceptación de la opción que el Beneficiario ejerza o a cualquier otra causa en relación a este Contrato, será sometido a la decisión y fallo de un árbitro arbitrador cuya sentencia no será objeto, ni en cuanto al procedimiento ni al fondo de recurso alguno, salvo el de queja. Las partes designan desde ya para ejercer tal cargo al abogado don Ricardo Escobar Calderón, y si este no quisiere o no pudiere aceptar designan en iguales características al abogado don Andrés Hoyl Larraín. El árbitro siempre estará facultado para pronunciarse sobre su propia competencia. El arbitraje se desarrollará en la ciudad de Santiago.  CLAUSULA DECIMO QUINTA: Gastos de Notaria e Inscripciones. Los gastos y derechos que se generen con ocasión del presente contrato y el de la aceptación de la oferta ofrecida y los derechos por las inscripciones en el Conservador de Minas respectivo, serán de cargo de la Beneficiaria. Esta última no responderá en caso alguno de los impuestos y otras cargas personales que para el Propietario u Oferente deriven de la opción y de la aceptación de dicha opción. CLAUSULA DECIMO SEXTA:  Facultad para inscribir. Se faculta al portador de copia autorizada de esta escritura para requerir y firmar todas las inscripciones, subinscripciones y anotaciones que fueren procedentes en el Registro Conservatorio de Minas de Copiapó, así como en cualquier otro registro público que sea pertinente, y especialmente para requerir y firmar las que procedan en el Registro de Hipotecas y Gravámenes del Conservador de Minas de Copiapó, en lo que atañe  a este Contrato y a la escritura de aceptación de derechos mineros, y en el Registro de Prohibiciones e Interdicciones del mismo Conservador, en lo que atañe a la prohibición que en este instrumento se constituye. Asimismo, las partes otorgan poder especial al señor SERGIO VERGARA DE LA GUARDA para que actuando en representación de las partes, rectifique, complemente y/o aclare el presente Contrato, respecto de cualquier error u omisión existente en la singularización de las Concesiones objeto del mismo, estando facultado para suscribir y otorgar toda clase de solicitudes, declaraciones, minutas y/o instrumentos públicos o privados necesarios para el cumplimiento de su cometido.  Personerías: La personería de doña

ADDA SILVYA DINORAH ARAVENA JIMÉNEZ, para representar a don CRISTIAN MARCELO ARAVENA CAULLAN,  consta de la escritura pública de mandato judicial de fecha veintinueve de agosto de dos mil seis, otorgada ante el Notario Público de Copiapó don Eduardo Cabrera Cortés, Repertorio dos mil cuatro setenta y seis  dos mil seis. La personería de don MANUEL ANTONIO ÁVALOS PUGA, para representar a MINERA SAMEX CHILE S.A., consta de la escritura pública de fecha veintidós de junio de dos mil diez, otorgada ante el Notario Público de Santiago don Eduardo Avello Concha, Repertorio número diez mil novecientos setenta y cuatro guión dos mil diez. Las personerías no se insertan a petición de las partes por ser conocidas de ésta y del notario que las tuvo a la vista y devolvió a las partes.- Minuta redactada por el abogado Sergio Vergara de la Guarda.- En comprobante previa  lectura firman.  Se  da  copia.-  Anotada  en  el  Repertorio  de  Instrumentos  Públicos bajo el número mil setenta y siete / dos  mil  once. Doy Fe.

ADDA SILVYA DINORAH ARAVENA JIMÉNEZ C.N.I. N° 4.427.413-2

En representación de

CRISTIAN MARCELO ARAVENA CAULLAN

C.N.I. N° 12.238.152-8

MANUEL ANTONIO ÁVALOS PUGA

C.N.I. Nº 7.374.689-2

En representación de

MINERA SAMEX CHILE S A.

R.U.T. N° 99.502.770-4

Exhibit 4.1 b

English Summary of Arevana Option

Unilateral Option Contract dated June 28, 2011 between Cristian Marcelo Aravena Caullan (the "Optionor") and Minera Samex Chile S. A. ("Samex")

1)
Samex has the right to acquire a 100% interest in the Trueno I-X mining concessions (the "Concessions") located in Quebrada El Molle District, Province of Copiapo, Region III, by paying the Chilean peso equivalents of the following:

a)	upon acceptance by the Optionor, US$60,000 plus the sum of US$23,872 to cover the cost of patent payments due on the Concessions for the 2011/2012 period;

b)
by January 31, 2012, US$100,000 subject to satisfactory review of titles by Samex's lawyers, provided that, if a portion of the concessions are expired, invalid or subject to any defect, the value of the amount payable under this installment will be reduced in proportion to the total area lost at the rate of USD$9,000 for each 10% of the total area lost; and

c)	by January 31, 2013, US$90,000.

2)
The Optionor represents that the Concessions are free from any attachments, prohibitions, mortgages, options, contracts, judgments, liens or other encumbrances affecting their free use and disposition.

3)	The Option is irrevocable.

4)
So long as the Agreement is in effect, Samex is authorized to conduct any test work on the Concessions, to extract minerals and raw samples for testing or assaying by third parties or in a pilot plant, or to confirm the viability of process to be used in the exploitation of minerals extracted from the Concessions, but may not engage in commercial extraction or marketing of minerals from the Concessions prior to exercising the Option.

5)
Samex may exercise the Option at any time on or before January 31, 2013 by execution of a public deed before the authorizing Notary and payment of the full purchase price, with instructions to deliver the payment to the Optionor against delivery of a signed deed registering the Concessions, free from all mortgages, encumbrances, prohibitions, injunctions and litigation, in favour of Samex.  Samex is also required to notify the Optionor of its decision to exercise the Option by registered letter sent within 7 days of acceptance.

6)
If Samex elects by public deed not to exercise the Option or fails to make any of the Option payments, then, upon 30 days notice by the Optionor, the Option will expire and become void and any payments made by Samex shall be forfeited to the Optionor.  The parties agree the authorizing Notary is then instructed to issue a certificate cancelling registration of the Option upon request of the Optionor.

7)	The exchange rate between US dollars and Chilean pesos for any amount in the Agreement shall be the rate established by the Central Bank of Chile on the date indicated.

8)	Samex is entitled to assign or dispose of all or part of its rights under the agreement to a third party provided the assignee or transferee is bound by the terms of the agreement.

9)
The Concessions are sold in an as-is condition, free of all mortgages, liens, prohibitions, lawsuits, liens, contracts of sale of minerals in situ, leases, or any other kind of acts or contracts, liens, property and personal rights that prevent the free use, enjoyment, disposal and delivery of the Concessions.

10)
The Optionor will refrain from any action to sell, encumber or deal with the Concessions, other than the registration of the Agreement in the Register of Mortgages and Charges as provided in section 169 of the Mining Code (Chile), without the express written consent of Samex.

11)
Samex will have the right, at its sole cost and expense, to apply for and obtain any mining, environmental or other permits required by law or that Samex considers necessary for exploration of the Concessions, including the right to request a change in land use and process mining easements.  Samex shall inform the Optionor of all permits obtained within 15 days for receipt..

12)
All questions or disputes arising between the parties for the purposes of this Agreement  shall be submitted to arbitration which will take place in Santiago, Chile.  The parties appoint lawyer Ricardo Escobar Calderon, or if he is unwilling or unable to act, Andres Larrain.  The arbitrator will be entitled to rule on his own jurisdiction.

13)	Neither party shall be responsible for taxes or personal charges arising from exercise of the Option.

Noted in the register of public deeds as number 1077/2011.

Signed by ADDA SILVYA DINORAH ARAVENA Representing MARCELO ARAVENA CRISTIAN CAULLAN

Signed by MANUEL ANTONIO AVALOS PUGA Representing
MINERA SAMEX CHILE S. A.